UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2008
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Procera Networks, Inc.
(Exact name of Registrant as specified in its charter)

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Nevada	000-49862	33-0974674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cooper Court, Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

 (408) 354-7200
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Amended Current Report on Form 8-K/A amends and supplements Item 1.01 and Item 9.01 of the Current Report on Form 8-K filed by Procera Networks, Inc., a Nevada Corporation (the “Company”), on August 29, 2008 (the “Original Report”)  regarding  its entry into agreements for the sale of shares of its restricted common stock, for gross proceeds to the Company of approximately $5.9 million (the “Private Placement”).  Item 3.02 and Item 8.01 of the Original report are not amended, except the reference under Item 3.02 in the Original Report to the disclosures under Item 1.01 shall refer to the amended Item 1.01 contained herein.

Item 1.01.  Entry into a Material Definitive Agreement.

On September 16, 2008, following receipt of approval from the American Stock Exchange, the Company completed the Private Placement, selling an aggregate of 5,257,351 shares of its common stock for gross proceeds of $5,842,916 after fees payable to the placement agents and other transaction expenses payable by the Company in the Private Placement.  The Company agreed to pay certain placement agents a fee of $18,900.    Of the 5,257,351 shares, 4,192,651 were sold at $1.10 per share, 854,700 were sold at $1.17 per share and 210,000 of were sold at $1.19 per share, pursuant to subscription agreements entered into August 22, 2008 with each investor in the Private Placement, the form of which (the “Subscription Agreement”) was attached as an exhibit to the Original Report.

Mr. Thomas Saponas, a director of the Company, invested $1 million through the Private Placement, purchasing  854,700 shares of restricted common stock at a price of $1.17 per share, pursuant to a Subscription  Agreement, as amended September 12, 2008.  The amendment to Mr. Saponas’ Subscription Agreement is attached as Exhibit 10.2 to this Amended Current Report on form 8-K/A.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Form of Subscription Agreement

10.2	Amendment No. 1 to Subscription Agreement., dated September 12, 2008

99.1 *	Press Release issued by Procera Networks, Inc. on August 25, 2008

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Procera Networks, Inc.

By:	/s/ Paul Eovino
	Name:	Paul Eovino
	Title:	Chief Accounting Officer

Dated: September 17, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Form of Subscription Agreement

10.2	Amendment No. 1 to Subscription Agreement., dated September 12, 2008

99.1 *	Press Release issued by Procera Networks, Inc. on August 25, 2008

* Previously filed.